UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          Glacier Water Services, Inc.
                          ----------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    376395109
                                    ---------
                                 (CUSIP Number)



                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]      Rule 13d-1(b)
                  [X ]      Rule 13d-1(c)
                  [  ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                           ------------------------
CUSIP No. 376395109                   13G               Page  2   of  8 Pages
-----------------------------                           ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bedford Oak Partners, L.P. 06-1504646

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER

NUMBER OF           0
SHARES        ----- ------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
OWNED
BY                  163,600 (see Item 4)
EACH          ----- ------------------------------------------------------------
REPORTING        7  SOLE DISPOSITIVE POWER
PERSON
WITH                0
              ----- ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    163,600 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           163,600 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.05% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 376395109                   13G               Page  3   of  8 Pages
-----------------------------                           ------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bedford Oak Advisors, LLC 13-4007124

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER

NUMBER OF           0
SHARES        ----- ------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
OWNED
BY                  163,600 (see Item 4)
EACH          ----- ------------------------------------------------------------
REPORTING        7  SOLE DISPOSITIVE POWER
PERSON
WITH                0
              ----- ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    163,600 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           163,600 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.05% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 376395109                   13G               Page  3   of  8 Pages
-----------------------------                           ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Harvey P. Eisen

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER

NUMBER OF           0
SHARES        ----- ------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
OWNED
BY                  163,600 (see Item 4)
EACH          ----- ------------------------------------------------------------
REPORTING        7  SOLE DISPOSITIVE POWER
PERSON
WITH                0
              ----- ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    163,600 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           163,600 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.05% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)             Name of Issuer:
                      --------------

                      Glacier Water Services, Inc. ("the Company")

Item 1(b)             Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------

                      1385 Park Center Drive
                      Vista, CA  92081

Items 2(a) and 2(b)   Name of Person Filing and Business Office:

                      This statement is filed by: (i) Bedford Oak Partners, LP ("BOP"), (ii) Bedford Oak Advisors, LLC ("BOA") and
                      (iii) Harvey P. Eisen, in his capacity as managing member of BOA. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York 10549.

Item 2(c)             Citizenship:
                      -----------

                      BOP is a Delaware limited partnership.
                      BOA is a Delaware limited liability company.
                      Mr. Eisen is a United States citizen.

Item 2(d)             Title of Class of Securities:
                      ----------------------------

                      Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)             CUSIP Number:
                      ------------

                      376395109

Item 3                Not Applicable

Item 4                Ownership:
                      ---------

                      The percentages used herein are calculated based upon 2,322,016 shares of Common Stock issued and outstanding as of October 25, 2005, as disclosed by the Company in its quarterly report filed on Form 10-Q on November 16, 2005.

                      As of the close of business on February 13, 2006:

                      1. Bedford Oak Partners, LP
                      (a) Amount beneficially owned: -163,600-
                      (b) Percent of class: 7.05%
                      (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -163,600-
                      (iii)Sole power to dispose or direct the disposition:-0-
                      (iv) Shared power to dispose or direct the disposition:
                           -163,600-

                               Page 5 of 8 Pages

                      2. Bedford Oak Advisors, LLC
                      (a) Amount beneficially owned: -163,600-
                      (b) Percent of class: 7.05%
                      (c)(i) Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -163,600-
                      (iii) Sole power to dispose or direct the disposition:
                            -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -163,600-

                      3. Harvey P. Eisen
                      (a) Amount beneficially owned: -163,600-
                      (b) Percent of class: 7.05%
                      (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -163,600-
                      (iii) Sole power to dispose or direct the disposition:
                            -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -163,600-

                      BOA controls 163,600 shares of Common Stock in its capacity as the investment manager of BOP, which owns 163,600 shares of Common Stock. Harvey P. Eisen controls 163,600 shares of Common Stock in his capacity as the managing member of BOA.


Item 5                Ownership of Five Percent or Less of a Class:
                      --------------------------------------------

                      Not Applicable

Item 6                Ownership of More than Five Percent on Behalf of Another
                      --------------------------------------------------------
                      Person:
                      ------

                      Not Applicable

Item 7                Identification and Classification of the Subsidiary Which
                      ---------------------------------------------------------
                      Acquired the Security Being Reported on By the Parent
                      -----------------------------------------------------
                      Holding Company:
                      ---------------
                      Not Applicable

Item 8                Identification and Classification of Members of the Group:
                      ---------------------------------------------------------

                      Not Applicable

Item 9                Notice of Dissolution of Group:
                      ------------------------------

                      Not Applicable

                               Page 6 of 8 Pages

Item 10               Certification:
                      -------------

        By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 7 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2006

BEDFORD OAK PARTNERS, LP

By: Bedford Oak Management, LLC, its
    General Partner

By:   /s/ Harvey P. Eisen
      --------------------------------
Name:  Harvey P. Eisen
Title: Chairman and Managing Member


BEDFORD OAK ADVISORS, LLC


By:   /s/ Harvey P. Eisen
      --------------------------------
Name:  Harvey P. Eisen
Title: Chairman and Managing Member


HARVEY P. EISEN

---------------------------------
/s/ Harvey P. Eisen

                             Page 8 of 8 Pages